Exhibit 10.8

(. - FOCUS \ :._;;' UNIVEA5AL AMENDMENT TO EMPLOYMENT AGREEMENT FOR MR . IRVING KAU Dear Mr . Irving Kau : Focus Universal Inc . ("FCUV"), the affiliates and subsidiaries of FCUV, and any successors or assigns of any of the foregoing, entered into an Employment Agreement (the "Agreement") dated as of November 3 , 2021 for the purpose of emp l oying Mr . Irving Kau at Focus Universal Inc . Pursuant to the main section of the Agreement, yo u were entitled to receive stock grants for 10 , 000 shares of FCUV Common Stock under the Focus Universal Incentive Plan . As you are aware, you were awarded stock grants for the first two quarters of 2022 (lQ, 2 Q), under these bonus Management shares, according to the set performance metrics . However, given circumstances out of your or FCUV control, these performance metrics have become outdated, and we have amended these metrics for remaining third and fourth quarter of 2022 ( 3 Q, 4 Q) . Accordingly, you and Focus Universal hereby agree that the Agreement is hereby amended as follows : The bonus Management shares section which states: "In addition, up to 10,000 bonus Management shares will be granted in 2,500 blocks every quarter if any of these three (3) performances metrics are met during employment: 1. 90 Day Volume Weighted Average Stock Price: Increase 20% over previous quarter 2. Avg 90 trading volume: Increase 15% over previous quarter 3. Number of Stock Twits watchers: Increase 100% per quarter." Shall be amended to read the fo l lowing: "In addition, up to 10,000 bonus Management shares will be granted in 2,500 blocks every quarter if any of these three (3) performances metrics are met during employment: 1. On time filing of the quarterly or year end financials, barring any unmitigated legal or audit delays. 2. Increase of sales or accounts receivable over 20% on a quarter over quarter basis, because of business efforts to build new lines of business. 3. Closure of one merger or acquisition either using a standard business combination or asset purchase agreement." Fi rs t Amendment : This Agreement is the First Amendment of the Contract .

1

No Other Changes: Except as otherwise expressly provided in the Agreement, all of the terms and conditions of the Contract shall remain unchanged and in full force and effect.

Miscellaneous Terms: Capitalized terms not otherwise defined in this Agreement will have meanings ascribed to them in the Contract.

Governing Law: Subject to the terms of the Contract, it is the intention of the Parties of the Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed by the laws of the State of California, without regard to the jurisdiction in which any action or special proceedings may be instituted.

IN WITNESS WHEREOF, the Parties have duly affixed their signatures, on this 21 day of November, 2022.

Desheng Wang, CEO

Irving Kau, CFO